Exhibit 10.54

                              REBOOT
                          Deal Memorandum


Date: May 3, 2000

"Agent for Licensor"    American Champion Marketing Group, Inc.
                        1694 The Alameda, Suite #100
                        San Jose, CA  95126
                        Contact: Joy Tashjian
                        Phone: 408-288-8098    Fax: 408-288-8098

"Licensee"              Irwin Toy Limited
                        43 Hanna Avenue
                        Toronto, ON  M6K1X6
                        Contact: Francess Wells Cunningham
                        Phone: 416-583-4548    Fax: 415-333-3257

Property:       Shall mean all characters, characterizations, names, sc
locales, themes and storylines, including all copyright material, trademarks, (pending, registered or unregistered) now existing, or hereafter coming into existence and associated with the television seri known as "ReBoot" but excluding Imax ReBoot Ridefilms (Imax Rights) or features produced under the Maxframe Joint Venture.

Initial Term:   Two (2) years and six months commencing July 1, 2000 an
expiring on December 31, 2002.

Renewal Option: If the Licensee is in full compliance with all the term conditions of the Agreement for the Initial Term and the Licensee shal made royalty payments to the Licensor of no less than US$(deleted) or US$(deleted) as the case may be in respect of the Initial Term as act in the Minimum Guarantee Clause, then the Licensee shall have the sole to extend the Agreement for an additional term of three years at the sa royalty rates as apply for the Initial Term. If Licensee meets the requirements and exercises Its right to extend the term of the Agreemen Licensee shall in respect of the renewal term, pay the Licensor a nonrefundable Advance of US$(deleted), with a Minimum Guarantee of US(d if the television episodes of the Property "ReBoot" are aired in all of following countries by December 31, 2002: U.K., France, Germany, Italy Spain, and US$(deleted) if they are not aired.

Territory:      Worldwide, excluding Japan.

Minimum Guarantee: US $(deleted) provided however that in the even television episodes of the Property "Reboot" are not aired in all of t following countries: UK, France, Germany, Italy and Spain by December 2002, the Minimum Guarantee shall be US $(deleted).

Advance:        (i) US$(deleted) non-refundable advance against  royalt
upon the receipt of a fully- executed copy of this Deal Memorandum by Licensee; and

        (ii) Such amount by July 1, 2001, if required, which together US$(deleted) advance under (i) above and earned royalties paid up to J 30, 2001 would bring aggregate royalty and royalty advance payments up US$(deleted).

Balance Of Guarantee:   Due sixty (60) days prior to the expiration of
agreement if not previously earned and  paid in royalties.

Royalty Rate:   On North American sales where Irwin  distributes direct
retailers and consumers:         X% of net sales for the first US$(dele
X% of net sales for the second US$(deleted); X% thereafter;

        On International sales where Irwin markets through third party distributors: X% of net sales

        On F.O.B. sales:      X% on the F.O.B. selling price for the fi
US$(deleted); X% on the F.O.B. for the second US$(deleted); and X% thereafter;

Grant of Right: Exclusive.

Licensed Articles Description: Action Figures; Vinyl Figures; Vehicle for Action Figures; Die-cast Vehicles; Plush Toys; Model Kits; Bendabl Injection molding machines that create injected molded plastic figures through a process of melting the plastic in the machine; Non-electron superballs, also known as high bounce balls, with a figure or disc emb inside; Non-electronic or Interactive board games and jigsaw puzzles bu specifically excluding trading card games or any form of 3- D puzzles; carrying cases but specifically excluding all other types of bags or lu

Reporting and Remittances:      Thirty (30) days following the end of
each quarterly Calendar Period.

Marketing Date: Within three (3) months of the Commencement Date.

Post Expiration Disposal Period:        Ninety (90) days

Trademark and Copyright Notices:  ReBoot(TM) and (C) (year) Mainframe
Entertainment, Inc.        All Rights Reserved.

Submission of Production Samples:         Three (3) production samples
finished Article, and each item of promotional and packaging material (i) upon Packing to Licensor: completion of first production and (ii) annually thereafter.

Reservation Rights:     Licensor reserves to itself, without restrictio
all rights with respect to Articles not specifically granted hereunder including but not limited to premiums and giveaways.

Advertising:    Licensee agree to spend a minimum of (deleted) U.S.
Dollars (U.S.$deleted) on advertising and promotion in respect of the Initial Term.

Liability Insurance:    Ten Million Canadian Dollars (CDN$10,000,000)
combined single limit with a deductible amount not in excess of Twenty Thousand Canadian Dollars (CDN$25,000) for each single occurrence for bodily injury and/or for property damage.

Agreed To And Approved By:


Licenser:                               Licensee:
Mainframe Entertainment, Inc.           Irwin Toy Limited

Per:   /s/ Ian Pearson                  Per:   /s/ Francess Wells-Cunni
Title: CEO / President                  Title: Vice President - Marketi
Date:  15th May, 2000                   Date:  May 3, 2000


Agent:
American Champion Marketing Group, Inc.

Per:   /s/ Joy M. Tashjian
Title: CEO / President
Date:  9th May, 2000